As filed with the U.S. Securities and Exchange Commission on November 19, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TELESAT CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

160 Elgin Street
Suite 2100

Ottawa, Ontario, Canada K2P 2P7

(613) 748-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Telesat Corporation Omnibus Long-Term Incentive Plan

Telesat Corporation Amended & Restated Management Stock Incentive Plan

Telesat Corporation 2021 Amended & Restated Management Stock Incentive Plan

Telesat Corporation Restricted Share Unit Plan

(Full title of the plan)

Christopher S. DiFrancesco

Vice President, General Counsel and Secretary

Telesat Corporation

160 Elgin Street

Suite 2100

Ottawa, Ontario, Canada K2P 2P7

(613) 748-8700 ext. 2268

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

John L Robinson

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common and Class B variable voting shares, no par value per share:	305,499 shares(2)	$21.75(3)	$6,644,645.55(3)	$615.96
Class A common and Class B variable voting shares, no par value per share:	598,392 shares(4)	$47.31(5)	$28,307,507.00(5)	$2,624.11
Class A common and Class B variable voting shares, no par value per share:	1,487,581 shares(6)	$43.72(7)	$65,037,041.32(7)	$6,028.93
Class A common and Class B variable voting shares, no par value per share:	2,972,816 shares(8)	$43.72(7)	$129,971,515.52(7)	$12,048.36

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional Class A common shares, no par value per share (the “Class A common shares”) and Class B variable voting shares, no par value per share (the “Class B variable voting shares”) of Telesat Corporation (“Telesat”), which may become issuable under the equity plan being registered pursuant to this registration statement by reason of stock dividends, stock splits, recapitalizations or any other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2) Represents Class A common shares and Class B variable voting shares issuable upon the exercise or settlement, as applicable, of stock options and tandem share appreciation rights issued pursuant to the Telesat Corporation Amended & Restated Management Stock Incentive Plan (the “Legacy 2008 Plan”), which equity awards were converted into equity awards of Telesat with respect to Class A common shares and Class B variable voting shares pursuant to exchange agreements with holders of such equity awards in connection with the consummation of the transactions contemplated by the Transaction Agreement and Plan of Merger, dated as of November 23, 2020 (as amended, the “Transaction Agreement”), by and among Telesat, Telesat Canada, a corporation incorporated under the laws of Canada, Telesat Partnership LP, a limited partnership organized under the laws of Ontario, Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia, Loral Space & Communications Inc., a Delaware corporation, Lion Combination Sub Corporation, a Delaware corporation, Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada, and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $27.49, the weighted average exercise price of the outstanding stock options under the Legacy 2008 Plan (converted from Canadian dollars to U.S. dollars using an exchange rate of C$1.00=US$1.2639, the Bank of Canada daily average exchange rate on November 19, 2021).

(4) Represents Class A common shares and Class B variable voting shares issuable upon the exercise or settlement, as applicable, of stock options and tandem share appreciation rights issued pursuant to the Telesat Corporation 2021 Amended & Restated Management Stock Incentive Plan (the “Legacy 2013 Plan”), which equity awards were converted into equity awards of Telesat with respect to Class A common shares and Class B variable voting shares pursuant to exchange agreements with holders of such equity awards in connection with the transactions contemplated by the Transaction Agreement.

(5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $59.79, the weighted average exercise price of the outstanding stock options under the Legacy 2013 Plan (converted from Canadian dollars to U.S. dollars using an exchange rate of C$1.00=US$1.2639, the Bank of Canada daily average exchange rate on November 19, 2021).

(6) Represents Class A common shares and Class B variable voting shares issuable upon the exercise of restricted share units issued pursuant to the Telesat Corporation Restricted Share Unit Plan which equity awards were converted into equity awards of Telesat with respect to Class A common shares and Class B variable voting shares pursuant to exchange agreements with holders of such equity awards in connection with the transactions contemplated by the Transaction Agreement.

(7) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price is calculated pursuant to Rule 457(c) and Rule 459(h) under the Securities Act on the basis of $43.72 per share, the average of the high and low sales prices of our Class A common shares and Class B variable voting shares on the Nasdaq Global Select Market on November 19, 2021.

(8) Represents Class A common shares and Class B variable voting shares issuable pursuant to equity awards to be granted under the Telesat Corporation Omnibus Long-Term Incentive Plan (the “Telesat Omnibus Plan”) pursuant to the share reserve under the Telesat Omnibus Plan. As of today’s date, no awards have been granted under the Telesat Omnibus Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Telesat Corporation (“Telesat”) in connection with the consummation on November 18, 2021 and November 19, 2021 of the transactions contemplated by, and in accordance with the terms and conditions of, a Transaction Agreement and Plan of Merger, dated as of November 23, 2020, as amended on June 24, 2021 (as amended, the “Transaction Agreement”), by and among Telesat, Telesat Canada, a corporation incorporated under the laws of Canada (“Telesat Canada”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Telesat Partnership”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia, Loral Space & Communications Inc., a Delaware corporation (“Loral”), Lion Combination Sub Corporation, a Delaware corporation, Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada, and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada.

Pursuant to the Transaction Agreement and exchange agreements by and among Telesat, Telesat Canada and holders of (i) options to purchase Non-Voting Participating Preferred Shares (“NVPPS”) of Telesat Canada and/or Telesat Holdings Inc. (“Options”), (ii) tandem stock appreciation rights accompanying certain Options (“Tandem SARs”) and/or (iii) restricted share units that represent the right to receive NVPPS of Telesat Canada (“RSUs”) (the “Exchange Agreements”):

(a)	each outstanding Option held by an employee of Telesat Canada was converted into an option of Telesat (a “Telesat Option”) to purchase a number of shares of Telesat Class A common shares of Telesat (the “Class A common shares”) or Class B variable voting shares of Telesat (the “Class B variable voting shares”), determined in accordance with and pursuant to the terms and conditions of the Transaction Agreement and the Exchange Agreements;

(b)	each outstanding Tandem SAR held by an employee of Telesat Canada was converted into a tandem stock appreciation right of Telesat (a “Telesat Tandem SAR”) accompanying certain Telesat Options, determined in accordance with and pursuant to the terms and conditions of the Transaction Agreement and the Exchange Agreements; and

(c)	each outstanding award of RSU by an employee of Telesat Canada, was converted into a restricted share unit award in respect of a number of shares of Class A common shares or Class B variable voting shares (a “Telesat RSU”), determined in accordance with and pursuant to the terms and conditions of the Transaction Agreement and the Exchange Agreements.

This registration statement registers shares of Class A common shares and Class B variable voting shares which may be issuable pursuant to the Telesat Options, Telesat Tandem SARs and Telesat RSUs received pursuant to Exchange Agreements.

Upon the consummation of the transactions contemplated by the Transaction Agreement, Telesat authorized and approved Telesat Corporation Omnibus Long-Term Incentive Plan (the “Telesat Omnibus Plan”). This registration statement registers shares of Telesat Class A common shares and Class B variable voting shares which may be issuable pursuant to the Telesat Omnibus Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this registration statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by Telesat with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	Telesat’s prospectus filed on June 30, 2021 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of Telesat’s Registration Statement on Form F-4, as amended (Registration No. 333-255518), except for:

•	the financial statement of Telesat as of October 21, 2020 and the financial statement of Telesat Partnership as of November 12, 2020, which are superseded by the financial statements of Telesat and Telesat Partnership LP contained in Telesat’s Current Report on Form 6-K filed by Telesat on November 19, 2021.

2.	The description of the Telesat Class A common shares and Class B variable voting shares contained in Telesat’s Registration Statement on Form F-4, as amended (Registration No. 333-255518).

3.	Telesat’s Current Report on Form 6-K filed by Telesat on November 19, 2021, except for:

•	the consolidated financial statements of Telesat Canada as of December 31, 2020 and 2019, and for each of the three years in the period end December 31, 2020, as Telesat Canada’s required audited financial statements are contained in Telesat’s prospectus filed on June 30, 2021 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of Telesat’s Registration Statement on Form F-4, as amended (Registration No. 333-255518); and

•	the consolidated financial statements of Loral as of December 31, 2020, 2019 and 2018 and for each of the three years in the period end December 31, 2020, as Loral’s required audited financial statements are contained in Telesat’s prospectus filed on June 30, 2021 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of Telesat’s Registration Statement on Form F-4, as amended (Registration No. 333-255518).

All documents subsequently filed by Telesat pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the foregoing, no information is incorporated by reference in this registration statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this registration statement.

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Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BCBCA”), Telesat may indemnify a director or officer of Telesat, a former director or officer of Telesat or another individual who acts or acted at Telesat’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for or in respect of a judgment, penalty or fine in, or expenses related to, such legal proceeding or investigative action because of serving in such capacity, on condition that (i) the individual acted honestly and in good faith with a view to the best interests of Telesat or such other corporation or legal entity, and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful. Telesat may also indemnify a person described above in respect of all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. Telesat may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses as they are incurred in advance of such final disposition, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from Telesat in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, provided such individual complies with (i) and (ii) above. On application of Telesat or an individual described above, the Supreme Court of British Columbia may order Telesat to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and to pay some or all of the expenses incurred by such individual in respect of such legal proceeding or investigative action.

In accordance with the BCBCA, Telesat’s Articles provide that Telesat will indemnify a person named above, and such person's heirs and legal representatives, as set out in the BCBCA, and will, to the fullest extent permitted by the BCBCA, advance the full amount of all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by a person named above in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above.

Telesat maintains directors’ and officers’ liability insurance for the benefit of all of the directors and officers of Telesat to indemnify them against any liability incurred by them in their capacity as directors and officers pursuant to the indemnity provisions under the BCBCA. Telesat has also executed agreements evidencing its indemnity in favor of the foregoing classes of persons to the fullest extent permitted pursuant to the Articles and the BCBCA.

The foregoing summaries are necessarily subject to the complete text of the BCBCA, Telesat’s Articles and the policies and agreements referred to above and are qualified in their entity by reference thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Telesat pursuant to the foregoing provisions, Telesat has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

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Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit No.	Description of Exhibit
4.1	Articles of Telesat Corporation (incorporated by reference to Exhibit 99.2 to Telesat’s Current Report on Form 6-K filed on November 19, 2021).
4.2*	Telesat Corporation Amended & Restated Management Stock Incentive Plan.
4.3*	Telesat Corporation 2021 Amended & Restated Management Stock Incentive Plan.
4.4*	Telesat Corporation Restricted Share Unit Plan.
4.5*	Telesat Corporation Omnibus Long-Term Incentive Plan.
5.1*	Opinion of Stikeman Elliott LLP.
23.1*	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Deloitte LLP, Independent Registered Public Accounting Firm.
24.1*	Powers of Attorney (included on signature page of this registration statement).

*       Filed herewith.

Item 9. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

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(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, Canada, on this 19th day of November, 2021.

TELESAT CORPORATION

By:	/s/ Daniel Goldberg
Name:	Daniel Goldberg
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Daniel Goldberg, Andrew Browne and Christopher DiFrancesco and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Daniel Goldberg Daniel Goldberg	Chief Executive Officer and Executive Director (Principal Executive Officer)	November 19, 2021

/s/ Andrew Browne Andrew Browne	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 19, 2021

/s/ Mélanie Bernier Mélanie Bernier	Director	November 19, 2021

/s/ Michael Boychuk Michael Boychuk	Director	November 19, 2021

/s/ Jason A. Caloras Jason A. Caloras	Director	November 19, 2021

Signatures	Title	Date

/s/ Jane Craighead Jane Craighead	Director	November 19, 2021

/s/ Dick Fadden Dick Fadden	Director	November 19, 2021

/s/ Henry Intven Henry Intven	Director	November 19, 2021

/s/ Mark H. Rachesky Mark H. Rachesky	Director, Chairman of the Board	November 19, 2021

/s/ Guthrie Stewart Guthrie Stewart	Director	November 19, 2021

/s/ Michael B. Targoff Michael B. Targoff	Director	November 19, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant in the United States, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, Delaware, on November 19, 2021.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates